Exhibit 5.1

iQIYI, Inc.

9/F, iQIYI Innovation Building

No. 2 Haidian North First Street, Haidian District

Beijing 100080

People’s Republic of China

24 May 2018

Dear Sirs

iQIYI, Inc. (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an amount of Class A Ordinary Shares of par value US$0.00001 in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2010 Equity Incentive Plan and 2017 Share Incentive Plan (together, the “Plans”).

As Cayman Islands counsel to the Company, we have examined certain corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and shareholders of the Company and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

This opinion is subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question may not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ WALKERS

WALKERS